Exhibit 10.1

AMENDMENT NO. 2 TO INVESTMENT MANAGEMENT TRUST AGREEMENT

THIS AMENDMENT NO. 2 TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of February 16, 2024 by and between Catcha Investment Corp, a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Trust Agreement (as defined below).

WHEREAS, on February 17, 2021, the Company consummated an initial public offering (the “Offering”) of units of the Company, each of which is composed of one of the Company’s Class A ordinary shares, par value $0.0001 per share (“Ordinary Shares”), and one-third of one warrant, each whole warrant entitling the holder thereof to purchase one Ordinary Share;

WHEREAS, $300,000,000 of the gross proceeds of the Offering (including $10,500,000 of underwriters’ deferred discount) and sale of the Private Placement Warrants (as defined in the Underwriting Agreement) were delivered to the Trustee to be deposited and held in the segregated Trust Account located in the United States for the benefit of the Company and the holders of Ordinary Shares included in the units issued in the Offering pursuant to the investment management trust agreement made effective as of February 11, 2021 and as amended by Amendment No. 1 dated February 14, 2023, by and between the Company and the Trustee (the “Trust Agreement”);

WHEREAS, the Company has sought the approval of the holders of its Ordinary Shares and its Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), at an extraordinary general meeting to: (i) extend the date by which the Company must complete a business combination up to three times for an additional one month each from February 17, 2024 to March 17, 2024, from March 17, 2024 to April 17, 2024, or from April 17, 2024 to May 17, 2024 (such applicable date, the “Termination Date” (the “Extension Amendment”) and (ii) extend the date on which the Trustee must liquidate the Trust Account if the Company has not completed its initial business combination from February 17, 2024 to March 17, 2024, April 17, 2024 or May 17, 2024, as the case may be (the “Trust Amendment”);

WHEREAS, holders of at least sixty-five percent (65%) of the then issued and outstanding Ordinary Shares and Class B Ordinary Shares, voting together as a single class, approved the Extension Amendment and the Trust Amendment pursuant to special resolutions passed at such extraordinary general meeting; and

WHEREAS, the parties desire to amend the Trust Agreement to, among other things, reflect amendments to the Trust Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Amendment to the Trust Agreement.

A.	Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer or other authorized officer of the Company, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of any taxes payable, it being understood that the Trustee has no obligation to monitor or question the Company’s position that an allocation has been made for taxes payable), only as directed in the Termination Letter and the other documents referred to therein; or (y) upon the date which is the later of (1) February 17, 2024 or, if the Board elects to extend such date in accordance with the terms and conditions of the Company’s amended and restated memorandum and articles of association for additional one month periods, to the date to which such deadline is extended, which shall not be later than May 17, 2024, as applicable; provided that upon each one-month extension of the period of time to consummate an initial Business Combination, Catcha Holdings LLC (the “Sponsor”) (or one or more of its affiliates, members or third-party designees) (the “Lender”) will deposit into the Trust Account for each monthly extension $0.03 for each then-outstanding Ordinary Share issued in the Offering (the “Extension Fee”) in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Lender; and (2) such later date as may be approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of any taxes payable), shall be distributed to the Public Shareholders of record as of such date. If the Company completes an initial Business Combination, it will, at the option of the Lender, repay the amounts loaned under the promissory notes or convert a portion or all of the amounts loaned under such promissory notes into warrants at a price of $1.50 per warrant, which warrants will be identical to the private placement warrants issued to the Sponsor at the time of its initial public offering. If the Company does not complete the Business Combination by the applicable Termination Date, such promissory notes will be repaid only from funds held outside of the Trust Account. The Trustee agrees to serve as the paying agent of record (“Paying Agent”) with respect to any distribution of Property that is to be made to the Public Shareholders and, in its separate capacity as Paying Agent, agrees to distribute such Property directly to the Company’s Public Shareholders in accordance with the terms of this Agreement and the Company’s amended and restated memorandum and articles of association in effect at the time of such distribution. It is acknowledged and agreed that there should be no reduction in the principal amount per share initially deposited in the Trust Account;”

(B)	A new Section 1(m) of the Trust Agreement shall be added as follows:

“(m) Upon written request from the Company, which may be given from time to time in a form substantially similar to that attached hereto as Exhibit E (an “Extension Letter”), at least five business days prior to the applicable Termination Date, signed on behalf of the Company by an executive officer, and receipt of the dollar amount specified in the Extension Letter on or prior to such Termination Date (if and as applicable), follow the instructions set forth in the Extension Letter.”

(C)

The term “Property” shall be deemed to include any Extension Fee paid to the Trust Account in accordance with the terms of the Company’s amended and restated memorandum and articles of association and the Trust Agreement.

(D)	A new Exhibit E of the Trust Agreement is hereby added as follows:

Exhibit E

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Francis Wolf and Celeste Gonzalez

Re: Trust Account — Extension Letter

Dear Mr. Wolf and Ms. Gonzalez:

Pursuant to paragraphs 1(j) and 1(m) of the Investment Management Trust Agreement between Catcha Investment Corp (“Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of February 11, 2021, as amended by Amendment No. 1 dated February 14, 2023, and as further amended by Amendment No. 2 dated February 16, 2024 (“Trust Agreement”), this is to advise you that the Company is extending the time available in order to consummate a Business Combination with the Target Business for an additional one month, from to (the “Extension”). Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

This Extension Letter shall serve as the notice required with respect to Extension prior to the applicable deadline.

[IF APPLICABLE: In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit the Extension Fee, which will be wired to you, into the Trust Account upon receipt.]

Very truly yours,

Catcha Investment Corp

By:
Name:
Title:

cc: J.P. Morgan Securities LLC

2.	Miscellaneous Provisions.

2.1. Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

2.2. Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.3. Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

2.4. Counterparts. This Amendment may be executed in several original or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

2.5. Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.6. Entire Agreement. The Trust Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

Continental Stock Transfer & Trust Company, as Trustee

By:	/s/ Francis Wolf
Name: Francis Wolf
Title: Vice President

CATCHA INVESTMENT CORP

By:	/s/ Lucas Robert Elliott
Name: Lucas Robert Elliott
Title: President and Director

[Signature Page to Amendment to Investment Management Trust Agreement]